Exhibit 99.1

FOR IMMEDIATE RELEASE	May 12, 2011

DRAFT

CONTACTS:

Marjorie Kass (203) 356-1318 ext. 7801	Laurel O’Connor (209) 782-7212
Managing Director	NorthStar Media Management LLC

Constellation Energy Purchases MXenergy

Stamford, CT — May 12, 2011  — MXenergy, one of the nation’s leading suppliers of natural gas and electricity to homeowners and small businesses, announced today it has reached an agreement to be acquired by Constellation Energy (NYSE:CEG). Constellation, a major Baltimore-based energy company with over 12,000 megawatts of electric generating capacity and a large wholesale marketing business, will purchase MXenergy in an all-cash transaction.  The Board of Directors of MXenergy and key shareholders Denham Capital Management LP, Charterhouse Group LLC and Sempra Energy Trading LLC are fully supportive of the transaction.

“I am excited and energized by the combination of these two great companies” said Jeffrey Mayer, President and CEO of MXenergy.   “For over 12 years MXenergy has provided customers with competitive rates and superb customer service, and Constellation is determined to offer customers the same value propositions,” he said.

Subject to shareholder and regulatory approvals, Constellation will purchase 100% of the equity of MXenergy, which is currently owned by a number of large institutional investors and others.  Denham and Charterhouse each provided substantial support to MXenergy in its early years.

The total base purchase price of the transaction is $175 million.  Shareholders can expect to receive between $3.00 and $3.28 per share in cash at closing, currently expected to occur early in the third calendar quarter.  Additional payments of up to $.91 per share may be paid to shareholders upon settlement of customary escrow holdbacks, aggregating to total potential cash consideration of up to $4.21 per share.  The final price per share will be subject to a number of factors, including final working capital balances and the amount escrowed contingency reserves ultimately released.

In connection with the merger, MXenergy has agreed to pay in full all amounts owed on outstanding Floating Rate Notes due 2011 and will redeem any and all outstanding 13.25% Senior Subordinated Notes due 2014 at a redemption price of 106.625% plus accrued interest.  In addition, MXenergy, Constellation and Sempra Energy Trading entered into a termination agreement under which MXenergy agreed, subject to the closing of the merger, to pay just over $16 million in exchange for its Class B and Class C shares in MXenergy as well as the termination of outstanding hedge agreements.  Sempra Energy Trading has provided supplier finance to pay MXenergy since 2009 and voted in favor of the merger.

Constellation has announced its intention to expand its mass market customer base to 1 million by the end of 2011.   Until now the company has offered electric choice to residential customers in Maryland, Washington, D.C. and parts of New Jersey and Illinois.   The MXenergy acquisition will add over 500,000 customers in some 15 states and two provinces of Canada.

“MXenergy provides us with a broad platform that supplements our growing retail business, particularly in the residential market, at a time when customers are choosing energy suppliers in significant numbers,” said Mark Huston, head of Constellation’s retail business.

The definitive agreement was signed today by MXenergy and Constellation, and the transaction is expected to close in the third quarter, provided all necessary approvals have been received.

“In merging with MXenergy, Constellation demonstrates its continuing commitment to the retail energy business,” said Chaitu Parikh, Executive Vice President of MXenergy who will assume the role of head of MXenergy on the closing date of the merger. “Already a major supplier to large commercial and industrial customers, Constellation sees MXenergy and its proven national platform as an important vehicle for growth of its residential and small to mid-market commercial supply business.  This is very exciting news and a huge compliment to the business we have built to date.”

Founded in 1999, MXenergy has supplemented its retail energy sales products with offerings of renewable energy products, carbon offsets, and environmental educational programming through the creation of MXenergy TV, an On Demand cable channel designed to educate and inform on the issues of sustainability and green living.

Constellation shares MXenergy’s commitment to environmental stewardship and a clean energy future by delivering innovative energy solutions that help customers control energy use, reduce greenhouse gas emissions and utilize sources of renewable energy.

BofA Merrill Lynch acted as financial adviser to MXenergy on the transaction as well as on the replacement and termination of the Sempra Energy Trading supply facility, and Duff & Phelps delivered a fairness opinion to the MXenergy Board of Directors.

About MXenergy

MXenergy is one of the fastest growing retail natural gas and electricity suppliers in North America, serving approximately 500,000 customers in 41 utility territories in the United States and Canada. For over 11 years, the company has provided millions of customers with a choice in how they purchase energy to run their homes and businesses.  Founded in 1999 to provide natural gas and electricity to consumers in deregulated energy markets, helps residential customers and small business owners control their energy bills by providing both fixed and variable rate plans.  MXenergy is committed to best practices in environmental conservation, supporting local communities through various outreach programs and is a member of the Chicago Climate Exchange.  For more information,  please visit www.MXenergy.com.

About Constellation Energy

Constellation Energy is a leading competitive supplier of power, natural gas and energy products and services for homes and businesses across the continental United States. It owns a diversified fleet of generating units, totaling approximately 12,000 megawatts of generating capacity, and is a leading advocate for clean, environmentally sustainable energy sources, such as solar power and nuclear energy. The company delivers electricity and natural gas through the Baltimore Gas and Electric Company (BGE), its regulated utility in Central Maryland. A FORTUNE 500 company headquartered in Baltimore, Constellation Energy had revenues of $14.3 billion in 2010.

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